Exhibit 10.2


                                     RELEASE

         This RELEASE (this "Release"), dated as of February 22, 2001, is by and among United Pan-Europe Communications N.V. ("UPC"), UnitedGlobalCom, Inc. ("United"), Liberty Media International, Inc. ("LMI") and Liberty Media Corporation ("Liberty"). United, LMI and Liberty are sometimes referred to herein each individually as an "Other Party" and collectively as the "Other Parties."

                                    RECITALS

         A. United, Liberty and UPC are parties to a Term Sheet dated as of August 30, 1999 (the "Term Sheet"), and UPC and the Other Parties are parties to an Agreement dated as of June 25, 2000, as amended by the First Amendment, dated as of July 11, 2000 (as so amended by the First Amendment, the "June 25 Agreement," and together with the Term Sheet, the "Agreement").

         B. UPC and the Other Parties desire to amend the Agreement (the "Amendment") to provide, inter alia, that UPC will be released from all of its obligations under the Agreement. UPC has not been involved in the negotiation of the Amendment.

         C. In connection with the Amendment, UPC, on the one hand, and the Other Parties, on the other hand, have agreed to mutually release one another from all obligations and liabilities arising from or relating to the Agreement, and to provide for the Purchase Rights and the Commitment set forth in Paragraphs 3 and 4, respectively, below.

                                    AGREEMENT

         In consideration of the foregoing and the respective agreements, representations and warranties set forth below (the sufficiency of which is hereby acknowledged), and subject to the terms and conditions hereof, UPC and the Other Parties hereby agree as follows:

         1      Agreement. All of UPC's rights and responsibilities under the
Agreement are hereby terminated. UPC hereby represents and warrants to the Other Parties that its supervisory and management board has duly authorized this termination, and the execution, delivery and performance of this Release. Any term not otherwise defined in this Release shall have the meaning ascribed to it in the Agreement.

         2.     Mutual Releases.

                (a) Each Other Party, for itself, its affiliates and their respective shareholders, successors, and assigns and any and all persons claiming under them (in each case, except UPC and its subsidiaries, and AT&T and its subsidiaries that are not Liberty or subsidiaries of Liberty), hereby irrevocably and unconditionally releases and discharges UPC and its subsidiaries, and their respective

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         insurers, owners, shareholders, members, past and present employees, officers, directors, assigns, trustees, agents, attorneys, beneficiaries, successors and heirs and predecessors in interest, of and from any and all claims, demands, actions, and liabilities, of whatever kind or nature, in law or in equity, whether known or unknown, liquidated or unliquidated, vested or contingent, negligent or intentional, whether in tort or in contract, of or with respect to UPC, arising from or relating to the Agreement.

                (b) UPC, for itself, its subsidiaries and their respective successors and assigns and any and all persons claiming under them, hereby irrevocably and unconditionally releases and discharges each Other Party and its affiliates (except UPC and its subsidiaries), and their respective insurers, owners, shareholders, members, past and present employees, officers, directors, assigns, trustees, agents, attorneys, beneficiaries, successors and heirs and predecessors in interest, of and from any and all claims, demands, actions, and liabilities, of whatever kind or nature, in law or in equity, whether known or unknown, liquidated or unliquidated, vested or contingent, negligent or intentional, whether in tort or in contract arising from or relating to the Agreement.

         3      Purchase Rights. UPC hereby grants to the Founders and Liberty a right to purchase, on the terms described in Exhibit A hereto, the shares of Class A Common Stock, par value $.01 per share, of United held by UPC (the "Purchase Rights") on the terms and conditions set forth in Exhibit A hereto.

         4. Investment. United agrees to make an investment in UPC (the "Commitment") on the terms and conditions set forth on Exhibit B hereto.

         5. Liberty's Voting Power. Liberty has agreed that it will enter into definitive agreements pursuant to which its voting power in United will be limited so that no "change of control" will occur within the meaning of the indentures governing the currently outstanding bonds issued by United, UPC Polska, Inc. (formerly @Entertainment, Inc.) and Poland Communications, Inc.

         6. Effective Time. This Release will be effective immediately prior to the effective time of the Amendment, such that the Amendment will become effective without the signature of UPC.

         7. Binding Effect. This Release will be binding upon the parties hereto, and each of their respective successors and assigns. This Release may not be assigned by a party without the prior written consent of each other party hereto, except as set forth in Exhibit A.

         8. Modification of the Release. Neither this Release nor any of its provisions may be changed, waived, discharged or terminated orally, but only in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         9. No Waiver. The failure or delay of any party hereto at any time, or from time to time, to exercise any right hereunder (other than the Purchase Rights as described on Exhibit A hereto) or enforce any provision hereof will not be construed as implying a waiver of such provision or of the right of that

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party to exercise or enforce it subsequently. No single or partial exercise of any right hereunder by any party hereto will preclude the further or full exercise of that right by such party. No waiver of any default on any one occasion by a party hereto will constitute a waiver of any subsequent or other default by such party.

        10. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by nationally recognized overnight delivery service, charges prepaid, or mailed by registered or certified mail (if return receipt is requested), postage prepaid, to the parties at the following addresses (or to such other Person or address for a party as shall be specified by such party by like notice) (notice shall be deemed given upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third business day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

                           If to Liberty, to it at:

                           9197 South Peoria Street
                           Englewood, Colorado  80112
                           Attention: General Counsel
                           Telephone: (720) 879-5400
                           Telecopier: (720) 875-5382

                           with copies to:

                           Baker Botts L.L.P.
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention: Robert W. Murray
                           Telephone: (212) 705-5000
                           Telecopier: (212) 705-5125

                           and

                           Sherman & Howard
                           633 17th Street, Suite 3000
                           Denver, Colorado  80202
                           Attention:  Amy L. Hirter
                           Telephone: (303) 297-2900
                           Telecopier: (303) 298-0940

                           If to United, to it at:

                           4643 South Ulster Street, #1300
                           Denver, Colorado 80237
                           Attention: General Counsel
                           Telephone: (303) 770-4001
                           Telecopier: (303) 220-3117

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                           with a copy to:

                           Holme Roberts & Owen LLP
                           1700 Lincoln Street
                           Suite 4100
                           Denver, Colorado 80203
                           Attention Dean Salter
                           Telephone: (303) 861-7000
                           Telecopier: (303) 861-0200

                           If to UPC, to it at:

                           United Pan-Europe Communications N.V.
                           Beech Avenue 100
                           1119 PW Amsterdam
                           Postbus 74763
                           1070 BT Amsterdam
                           The Netherlands
                           Attention:  General Counsel
                           Telecopier:  011-31-20-778-9871

         If notice is made to a Founder, such notice shall be made to the address of such Founder as shown on the stock transfer books of United (or to such other Person or address for the Founder as shall be specified by such Founder by notice to each party and each Founder).

        11. Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Colorado without reference to the conflict of law rules of that jurisdiction.

        12. Counterparts. This Release may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Release as of the date first above written.

UnitedGlobalCom, Inc.


By:      /s/ Ellen P. Spangler
Its:     Senior Vice President


United Pan-Europe Communications N.V.

By:      /s/ Charles Bracken
Its:     Chief Financial Officer


By:      /s/ Jeremy Evans
Its:     Authorized Agent


Liberty Media Corporation

By:      /s/ Elizabeth M. Markowski
Its:     Senior Vice President

Liberty Media International, Inc.


By:      /s/ Charles Y. Tanabe
Its:     Senior Vice President

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                                    EXHIBIT A

                               THE PURCHASE RIGHTS

         If at any time United no longer possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of UPC, whether through the ownership of voting securities, by contract or otherwise, United shall promptly give written notice to the Founders and Liberty that indicates that it no longer possesses such control (the "Non-Control Notice"). The Founders, Liberty and their respective Permitted Transferees (as defined below) shall then be entitled for a period of 30 days following the date that the Non-Control Notice is given (the "UPC Shares Election Period") to provide written notice to UPC that they intend to purchase the Class A Common Stock, par value $.01 per share, of United (the "Class A Stock") held by UPC as of the date that United ceases to possess control of UPC (a "Purchase Notice"), at a price per share equal to the Average Market Price (as defined in accordance with the final sentence of Paragraph 5 of Exhibit A to the Agreement) of the Class A Stock as of the date that United ceases to possess control of UPC. Each Founder and Liberty (and their Permitted Transferees) shall be entitled to purchase a percentage of the Class A Stock held by UPC equal to the respective percentages held by them, as of the date of the Non-Control Notice, of the aggregate number of votes of all equity securities of United held by the Founders, Liberty and their Permitted Transferees. If any Founder or Permitted Transferee of a Founder fails to submit a Purchase Notice within the UPC Shares Election Period, the Founders or Permitted Transferees of Founders who have so submitted a timely Purchase Notice may, for a period of ten days following the expiration of the UPC Shares Election Period, allocate among themselves the Purchase Rights as to which any Founder or Permitted Transferee of a Founder did not submit a timely Purchase Notice. The Founders and their Permitted Transferees shall then provide amended Purchase Notices to UPC that reflect their allocation of such Purchase Rights. Thereafter, any Purchase Rights not exercised by a Founder or its Permitted Transferees, or by Liberty and its Permitted Transferees within the UPC Shares Election Period, may be allocated among the parties who have submitted Purchase Notices as such parties may agree, and amended Purchase Notices that reflect such agreement shall be provided to UPC.

         Within 60 days following delivery of the Non-Control Notice (the "Purchase Period"), the Founders, Liberty and their Permitted Transferees, shall deliver to UPC an amount in cash equal to the consideration to be paid for the Class A Stock subject to a Purchase Notice, and UPC shall at the same time deliver to the Founders, Liberty or their Permitted Transferees, as applicable, certificates representing such Class A Stock, free and clear of any lien or other encumbrance. The Purchase Rights of any Founder, Liberty or any of their Permitted Transferees shall terminate with respect to Class A Stock for which a Purchase Notice has been given, if such Founder, Liberty or Permitted Transferee fails to purchase such Class A Stock within the Purchase Period. UPC shall be entitled to retain any Class A Stock with respect to which Purchase Rights terminate.

         For purposes of this Exhibit A, "Permitted Transferee" (a) with respect to a Founder, shall have the meaning set forth in Paragraph 3 of Exhibit C to the Agreement, and (b) with respect to Liberty, shall include any controlled affiliate of Liberty.

                                   EXHIBIT B

                             UNITED GLOBALCOM, INC.
                        4643 S. Ulster Street, Suite 1300

                             Denver, Colorado 80237

                                                     February 22, 2001


United Pan-Europe Communications NV
Beech Avenue 100
1119 PW Amsterdam
Postbus 74763
1070 BT Amsterdam

Attention:  Jeremy Evans

re  Rights Issue - Commitment Letter

Ladies and Gentlemen:

         You have advised United GlobalCom, Inc. (the "Parent") that United Pan-Europe Communications NV ("UPC") intends to issue to the holders (the "Holders") of its issued and outstanding Class A ordinary shares (the "Ordinary Shares") , American Depositary Receipts ("ADRs") and warrants, convertible preference shares and share options exercisable for or convertible into Ordinary Shares or ADRs (to the extent the Holders of such instruments are entitled to participate in any rights offering), certain rights (the "Rights") to subscribe for and purchase additional Ordinary Shares or ADRs, as the case may be. The offering of Ordinary Shares and ADRs to the Holders through the exercise of Rights is herein referred to as the "Rights Offering".

         It is currently contemplated that the Rights Offering will comprise
(i) a first tranche offering of Rights at the price of euro 8.00 per Ordinary Share, such that the aggregate net proceeds to UPC assuming full exercise of Rights in such tranche is approximately euro 1 billion and (ii) a second tranche offering of Rights to the Parent alone at a price per Ordinary Share equal to euro 11.40 (representing the average of the official closing prices per Ordinary Share quoted on the Official Segment of Amsterdam Exchanges N.V.'s stock market for the five (5) trading days up to and including February 21, 2001), such that the aggregate net proceeds to UPC assuming full exercise of Rights in such tranche is approximately euro 500 million.

         The purpose of this letter (the "Commitment Letter") is to confirm the Parent's agreement, directly or through one or more of its affiliates and, subject to the conditions and as further agreed below, (i) to fully exercise its Rights in respect of the first tranche and to purchase any remaining Rights not taken up by other Shareholders in such tranche and (ii) to exercise its Rights

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in respect of the second tranche such that the aggregate price of Ordinary
Shares purchased by it equals euro 1 billion. The net cash proceeds from the Rights Offering will be used for capital expenditures and operating expenses in the business of UPC.

         The term "Purchaser" as used in this Commitment Letter shall mean the Parent and one or more other affiliates of the Parent who actually purchase or undertake the commitment to purchase the Ordinary Shares referred to herein.

         The Parent's commitment to participate in the Rights Offering as described herein is subject to the following conditions:

         (i) a registration statement relating to the Rights Offering having been declared effective by the U.S. Securities and Exchange Commission (the "SEC") and prior to consummation of the Rights Offering no stop order suspending the effectiveness of the registration statement or of any part thereof having been issued and no proceedings for that purpose having been instituted or threatened by the SEC;

         (ii) the Ordinary Shares to be sold by UPC pursuant to the Rights Offering or this Commitment Letter, when issued and delivered pursuant to the Rights or this Commitment Letter, having been duly authorized and validly issued shares of UPC and fully paid and non-assessable;

         (iii) receipt of all governmental and third party consents and approvals necessary or reasonably desirable in connection with any aspect of the Rights Offering or any other transactions contemplated hereby;

         (iv) the listing and admission for trading of the Ordinary Shares underlying the Rights on the Official Segment of Amsterdam Exchanges N.V.'s stock market, and the admission for trading of the ADSs, if any, to be issued in connection with the Rights Offering on NASDAQ; and

         (v) the Parent shall have received cash consideration in an amount not less than U.S.$ 1 billion in respect of the transaction between the Parent, LMI and Liberty described in the Amendment (as each such term is defined in the Release Agreement dated the date hereof).

         If any of the conditions described in (i) to (v) above are not satisfied, the proposed Rights Offering will be canceled. However, so long as condition (v) above has been satisfied, the Parent agrees that on written request of UPC received within 30 days of cancellation of the Rights Offering, it will promptly thereafter subscribe for Ordinary Shares in UPC in an amount equal to euro 1 billion at a price equal to euro 9.70 per Ordinary Share.

         In addition, the Parent hereby agrees to vote, and to cause each of its affiliates to vote, their respective voting shares in the capital of UPC in favor of the issuance of the additional Ordinary Shares underlying the Rights in connection with the Rights Offering.

         The Parent will be responsible for all reasonable out-of-pocket expenses of the Purchaser incurred in connection with the matters referred to herein, including the fees and expenses of outside counsel and fees and expenses of other professional advisors retained by the Purchaser, whether or not the

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Rights Offering is consummated or any Ordinary Shares and/or ADRs are actually issued. The Parent agrees that no compensation (other than that expressly contemplated by this Commitment Letter) will be paid to the Parent or any Purchaser in connection with the Rights Offering and standby underwriting commitment unless you and the Parent shall so agree.

         This Commitment Letter shall be governed by the laws of the State of Colorado. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter is hereby waived and the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts located in Denver, Colorado in connection with any dispute related to this letter and/or any matters contemplated hereby. This Commitment Letter is not assignable by you to any other person.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement between us.

                                     UNITED GLOBALCOM, INC.



                                     By:   /s/ Ellen P. Spangler
                                           Title:  Senior Vice President


                                     By:   ___________________________________
                                           Title:


Agreed to and Accepted:

UNITED PAN-EUROPE COMMUNICATIONS NV



By:   /s/ Charles Bracken
      Title:  Chief Financial Officer


By:   /s/ Jeremy Evans
      Title:  Authorized Agent